EXHIBIT 99.4

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock

of

PICTURETEL CORPORATION

for

$3.11 NET IN CASH AND 0.1177 OF A SHARE OF COMMON STOCK OF POLYCOM, INC.

by

PHARAOH ACQUISITION CORP.
a wholly owned subsidiary of
POLYCOM, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 14, 2001, UNLESS THE OFFER IS EXTENDED.

June 18, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

    This letter relates to the offer by Pharaoh Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Polycom, Inc., a Delaware corporation ("Polycom") to exchange each outstanding share of common stock, $0.01 par value (the "Common Stock"), of PictureTel Corporation, a Delaware corporation (the "Company"), together with associated rights to purchase Junior Preference Stock ("Rights") issued pursuant to the Rights Agreement dated March 25, 1992, as amended, between the Company and The First National Bank of Boston (the Common Stock and the Rights together referred to herein as the "Shares") for $3.11 net to the seller in cash and 0.1177 of a share of common stock, par value $0.0005, of Polycom upon the terms and subject to the conditions set forth in the Prospectus filed by Polycom on June 18, 2001 (as may from time to time be amended, supplemented or finalized, the "Prospectus"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger by and among Polycom, Purchaser and the Company, dated as of May 24, 2001 (the "Merger Agreement"). The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Polycom. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The Prospectus dated June 18, 2001.

  2.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Prospectus cannot be completed, prior to 12:00 midnight New York City time, on Tuesday, August 14, 2001, unless the Offer is extended (the "Expiration Date").

  4.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  A copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated June 18, 2001, which has been filed by the Company with the Securities and Exchange Commission.

  6.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7.
  A return envelope addressed to EquiServe Trust Company, N.A. (the "Exchange Agent").

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange shares of Common Stock which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser's acceptance of such shares of Common Stock for exchange pursuant to the Offer. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of the Exchange Agent, at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal.

    Neither Polycom nor Purchaser nor any officer, director, stockholder, agent or other representative of Polycom or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent and as described in the Prospectus) with respect to soliciting tenders of shares of Common Stock pursuant to the Offer.

    Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, August 14, 2001 unless the offer is extended.

    In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal), and all other documents required by the Letter of Transmittal must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

    Any holder of Shares who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for Book-Entry Transfer described in the Prospectus on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer—Guaranteed Delivery" of the Prospectus.

    Any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated, the Information Agent for the Offer, at (212) 750-5833 (call collect).

    Requests for copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone number.

                      Very truly yours,

                      Innisfree M&A Incorporated

    Nothing contained herein or in the enclosed documents shall constitute you the agent of Polycom, Purchaser, the Company, the Information Agent, the Exchange Agent, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.